CONSENT OF INDEPENDENT ACCOUNTANTS





We consent to the incorporation by reference into the registration statements of FX Energy, Inc., and subsidiaries on Form S-8 (SEC File Nos. 333-12385 and 333-11417) and the registration statements on Form S-3 (SEC File Nos. 333-08557, 333-16439 and 333-26619) of our report dated February 27, 1998, on our audits of the consolidated financial statements of FX Energy, Inc., and subsidiaries as of December 31, 1997 and 1996, and for the years then ended, which report is included in the Annual Report on Form 10-KSB for the year ended December 31, 1997.




COOPERS & LYBRAND, L.L.P.


Salt Lake City, Utah
March 17, 1998